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                                                                   EXHIBIT 10.43



                              EXHIBIT TO FORM 10-K


                                   MEDAR, INC.

                          QUARTER ENDED MARCH 31, 1998

                         COMMISSION FILE NUMBER 0-12728


10.43    Waiver and Amendment to Revolving Credit and Loan Agreement






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                                  May 12, 1998



Richard R. Current, CFO
Medar, Inc.
38700 Grand River Ave.
Farmington Hills, MI  48335

Re: Waiver and Amendment

Dear Rick:

         We are sending you this letter in connection with the Revolving Credit and Loan Agreement dated as of August 10, 1995 (as amended, the "Loan Agreement"), as amended by the First Amendment to Revolving Credit and Loan Agreement dated October 12, 1995, the Second Amendment to Revolving Credit and Loan Agreement dated October 31, 1995, the Third Amendment to Revolving Credit and Loan Agreement dated March 29, 1996, the Fourth Amendment to Revolving Credit and Loan Agreement dated August 11, 1996, the Fifth Amendment to Revolving Credit and Loan Agreement dated February 27, 1997, the Sixth Amendment to Revolving Credit and Loan Agreement dated March 28, 1997, the Seventh Amendment to Revolving Credit and Loan Agreement dated June 27, 1997, the Eighth Amendment to Revolving Credit and Loan Agreement dated July 15, 1997, and the Ninth Amendment to Revolving Credit and Loan Agreement dated March 15, 1998, among Medar, Inc., Integral Vision Ltd. and NBD Bank. Capitalized terms not otherwise defined in this letter are defined in the Loan Agreement.

         Section 6.2(a) of the Loan Agreement provides that the Borrowers will maintain a minimum amount of Tangible Net Worth and Section 6.2(b) provides that the Borrowers will not have a Debt to Worth Ratio in excess of a certain maximum amount. The Borrowers did not meet these covenants as of March 31, 1998. NBD and the borrowers have agreed that they will amend and restate the current Loan Agreement, which restated agreement will include the terms set forth in the letter to you dated April 10, 1998, from Glenn Ansiel of NBD, and renegotiated financial covenants.

         NBD has agreed to give this conditional waiver of the existing defaults in order to allow the parties time to negotiate and document the amended and restated loan agreement. This waiver is conditioned on Borrowers' agreement to the following revisions to the definitions of "Borrowing Base" and "Commitment" in Section 1.1 of the Loan Agreement, to be effective as of the date of this letter:

"Borrowing Base" means the sum of the following

         (a) 80% of the book value of Eligible Accounts Receivables of the Borrowers and Guarantor; plus

         (b) 32.5% of the lower of costs or market value of Eligible Inventory of the Borrowers and Guarantor. Notwithstanding the foregoing, in no event will the amount advanced against Eligible Inventory exceed $3,500,000.

         "Commitment" means the commitment of NBD to make Revolving Loans pursuant to the terms of Section 2.1 in the aggregate amount of $10,000,000, as such amount may be further reduced from time to time pursuant to section 2.2

         Effective immediately for the month of April, 1998 and on the 19th day of each month hereafter, and in addition to all other amounts documented and owed, NBD Bank will earn a $20,000.00 fee as compensation for increased servicing and for providing the revolving loans.

         Subject to Borrowers' acceptance of the above amendments as evidenced by their execution of the acknowledgment below, NBD agrees to waive until May 30, 1998, any default under the Loan Agreement that arises for failure to comply with Sections 6.2(a) or 6.2(b) of the Loan Agreement for the period ending March 31, 1998.
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         The violations of Sections 6.2(a) or 6.2(b) of the Loan Agreement are
the only violations of the Loan Agreement of which NBD is currently aware and NBD is not waiving any other defaults which may exist under the Loan Agreement and any related documents (including, without limitation, any Event of Default caused by a default under the documents evidencing the Company's subordinate loans). Furthermore, NBD reserves the right to declare a default with respect to any violation of the Loan Agreement which may arise in the future, other than the limited wavier specified above, including any future breach of Sections 6.2(a) or 6.2(b) of the Loan Agreement for any period after March 31, 1998.

         A facsimile of this letter shall be as valid as the original. This letter may be executed in counterparts, which when taken together shall constitute one original.

Sincerely,

NBD Bank



By: /S/ James D. Keyes
    ----------------------------
James D. Keyes
Its: Loan Officer

Accepted and Agreed to by:


MEDAR, INC.


By: /S/ Charles J. Drake
    ----------------------------
Charles J. Drake
Its: Chief Executive Officer


INTEGRAL VISION, LTD.


By: /S/ Richard R. Current
    ----------------------------
Richard R. Current
Its: Company Secretary